As filed with the Securities and Exchange Commission on February 3, 2025

Registration Nos. 333-260477

333-271988

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-260477

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-271988

UNDER

THE SECURITIES ACT OF 1933

CareMax, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0992224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 NW 57 Court, Suite 400 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

CareMax, Inc. 2021 Long-Term Incentive Plan

(Full title of the plan)

Kevin Wirges

Chief Financial Officer

CareMax, Inc.

1000 NW 57 Court, Suite 400

Miami, Florida 33126

(Name and address of agent for service)

(786) 360-4768

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

Deregistration of Securities

In its Registration Statements on Form S-8 (Registration No. 333-260477 filed with the Securities and Exchange Commission (the “SEC”) on October 25, 2021 and Registration No. 333-271988 filed with the SEC on May 17, 2023 (collectively, the “Registration Statements”)), CareMax, Inc., a Delaware corporation (the “Registrant”) registered an aggregate of 11,453,303 shares of its Class A common stock, $0.0001 par value per share, under the CareMax, Inc. 2021 Long-Term Incentive Plan. The Registrant is filing these Post-Effective Amendments (these “Post-Effective Amendments”) to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements.

On November 17, 2024, the Registrant and certain of its controlled affiliates commenced filing voluntary petitions (the “Chapter 11 Cases”) in the U.S. Bankruptcy Court for the Northern District of Texas seeking relief under chapter 11 of title 11 of the U.S. Code (the “Bankruptcy Code”). In connection with the Chapter 11 Cases, the Registrant has terminated all offerings pursuant to the Registration Statements. In accordance with the undertaking made by the Registrant in the Registration Statements to remove from registration, by means of these Post-Effective Amendments, any of the securities that have been registered for issuance and remain unsold at the termination of the offering, the Registrant hereby removes from registration all securities registered under the Registration Statements that remain unsold or unissued as of the date hereof. The Registration Statements are hereby amended by these Post-Effective Amendments, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, the State of Florida, on the 3rd day of February, 2025.

CareMax, Inc.

By:	/s/ Kevin Wirges
Kevin Wirges
Chief Financial Officer